Exhibit 99.2

INTRODUCTION

On January 1, 2019, Synalloy Corporation’s (the "Company") wholly-owned subsidiary, ASTI Acquisition, LLC, a North Carolina limited liability company (“ASTI”), completed the purchase of substantially all of American Stainless Tubing, Inc.'s, a North Carolina corporation ("American Stainless"), assets and operations in Statesville and Troutman, North Carolina. The purchase price for the all-cash acquisition was approximately $22,736,854, subject to a post-closing working capital adjustment. American Stainless will also receive quarterly earn-out payments for a period of three years following closing. Pursuant to the asset purchase agreement between ASTI and American Stainless, earn-out payments will equate to six and one-half percent (6.5 percent) of ASTI’s revenue over the three-year earn-out period. Synalloy funded the acquisition with a new five-year $20,000,000 term note and a draw against its recently increased $100,000,000 asset based line of credit, both with Synalloy’s current lender, Branch Banking and Trust Company.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2018 combines the historical consolidated balance sheet of the Company and American Stainless as of that date to illustrate the estimated effect of the acquisition on the Company's financial statements as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined consolidated statements of operations combines the historical consolidated statements of operations of the Company and American Stainless for the year ended December 31, 2018. The unaudited pro forma condensed combined consolidated financial statements are based on certain estimates and assumptions made with respect to the combined operations of the Company and American Stainless, which we believe are reasonable. The unaudited pro forma condensed combined consolidated statements of operations are presented for illustrative purposes only and do not purport to be indicative of the results of operations of the Company or American Stainless that actually would have been achieved had the acquisition of American Stainless been completed on the assumed dates, or to project the Company's results of operations for any future date or period. The unaudited pro forma condensed combined consolidated statements of operations give pro forma effect to the acquisition as if it had occurred on the first day of the financial period presented.

The transaction is being accounted for using the acquisition method of accounting for business combinations. Under this method, the total consideration transferred to consummate the acquisition is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the acquisition. The acquisition method of accounting requires extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed. Accordingly, the allocation of the consideration transferred in the unaudited pro forma condensed combined consolidated financial statements is preliminary and will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than twelve months after the closing date of the acquisition. The unaudited condensed combined consolidated pro forma statements of operations do not include the costs that the Company may incur to integrate American Stainless, and these costs may be material.

The historical consolidated financial statements of the Company have been adjusted in the unaudited pro forma condensed combined consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to continually impact the combined results of the Company and American Stainless. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. In addition, the unaudited pro forma condensed combined consolidated financial statements were derived from, and should be read in conjunction with, the information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

The historical condensed combined financial information regarding American Stainless that is included in this report has been prepared by and is the responsibility of the Company. In addition, we are in the process of reviewing American Stainless' financial statement classifications for conformity with the Company's classifications. As a result of this review, it may be necessary to make additional reclassifications to the consolidated information on a prospective basis.

The statements contained in these notes that are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as our expectations for future sales results or future expense changes compared with previous periods, are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on our current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties as described in “Item 1A. Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, other risks referenced in our Securities and Exchange Commission filings, or other unanticipated risks. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Synalloy Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

	December 31, 2018		Pro Forma
		American
	Synalloy	Stainless	Adjustments		Total
Assets
Current assets
Cash and cash equivalents	$2,220,272	$4,351,523	$(4,351,523)	(16)	$2,220,272
Accounts receivable, net	41,065,251	3,584,366	(50,445)	(13)	44,599,172
Inventories, net	114,201,386	5,255,657	(1,003,180)	(11)	118,453,863
Prepaid expenses and other current assets	9,983,416	—	605,613	(14)	10,589,029
Total current assets	167,470,325	13,191,546	(4,799,535)		175,862,336

Property, plant & equipment, net	40,924,455	3,645,653	(1,755,653)	(11)	42,814,455
Goodwill	9,799,992	1,574,834	15,251,511	(7)	26,626,337
Intangible asset, net	9,696,112	—	1,312,500	(7)	11,008,612
Deferred charges, net and other non-current assets	507,962	—	—		507,962
Total assets	$228,398,846	$18,412,033	$10,008,823		$256,819,702

Liabilities and shareholders' equity
Current liabilities
Accounts payable	25,073,698	1,480,406	(50,444)	(13)	26,503,660
Accrued expenses	12,163,686	66,640	2,530,022	(4)	15,223,131
			462,783	(10)
Total current liabilities	37,237,384	1,547,046	2,942,361		41,726,791
Long-term debt	76,405,458	—	20,207,464	(5)	96,612,922
Long-term contingent consideration	4,702,562	—	2,092,512	(4)	6,795,074
Deferred income taxes	252,988	—	—		252,988
Long-term deferred gain, sale-leaseback	5,599,077	—	—		5,599,077
Other long-term liabilities	1,717,291	—	—		1,717,291

Shareholders' equity
Common stock	10,300,000	5,700	(5,700)	(2)	10,300,000
Capital in excess of par value	36,520,840	2,261,800	(2,261,800)	(2)	36,520,840
Retained earnings	68,965,410	14,597,487	(14,597,487)	(2)	70,596,883
			1,631,473	(15)
Less cost of common stock in treasury	(13,302,164)	—	—		(13,302,164)
Total shareholders' equity	102,484,086	16,864,987	(15,233,514)		104,115,559
Commitments and contingencies
Total liabilities and shareholders' equity	$228,398,846	$18,412,033	$10,008,823		$256,819,702
See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Synalloy Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

	For the Years Ended
	December 31, 2018		Pro Forma
		American
	Synalloy	Stainless	Adjustments		Total
Net sales	$280,841,419	$35,892,772	$—		$316,734,191

Cost of goods sold	229,604,080	28,255,232	485,797	(1)	258,391,296
			46,187	(3)

Gross profit	51,237,339	7,637,540	(531,984)		58,342,895

Selling and administrative expense	27,691,874	2,557,479	187,500	(8)	31,583,853
			1,147,000	(11)

Acquisition related costs	1,211,797	—	(174,727)	(9)	1,037,070
Earn-out adjustments	1,430,682	—	262,479	(4)	1,693,161
(Gain) loss on sale-leaseback	(334,273)	—	—		(334,273)

Operating income	21,237,259	5,080,061	(1,954,236)		24,363,084

Other (income) and expense
Interest expense	2,210,506	24,676	813,218	(6)	3,048,400
Change in fair value of interest rate swap	(19,484)	—	—		(19,484)
Other, net	2,572,598	29,863			2,602,461

Income before income taxes	16,473,639	5,025,522	(2,767,454)		18,731,707
Provision for income taxes	3,376,210	—	462,783	(10)	3,838,993

Net income	$13,097,429	$5,025,522	$(3,230,237)	(12)	$14,892,714

Net income per common share:
Basic	$1.49				$1.69
Diluted	$1.48				$1.68

Weighted average shares outstanding:
Basic	8,806,079				8,806,079
Dilutive effect from stock options and grants	71,530				71,530
Diluted	8,877,609				8,877,609

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The purchase price for the acquisition was $22,736,854. The seller will also receive quarterly earn-out payments for a period of three years following closing. Earn-out payouts will equate to 6.5 percent of ASTI's revenue over the three-year earn-out period.

A summary of sources and uses of proceeds for the acquisition is as follows:

Sources of Funds:
Borrowings from revolving line of credit and term note	$22,736,854
Total sources of funds	$22,736,854

Uses of Funds:
Acquisition of American Stainless	$22,736,854
Total uses of funds	$22,736,854
The total consideration transferred is allocated to American Stainless' net tangible and identifiable intangible assets based on their fair value as of January 1, 2019 for purposes of the pro forma condensed combined consolidate financial statements. These amounts are subject to change based on the results of the final valuations of assets acquired and liabilities assumed, which are expected to be completed within the twelve months following the acquisition. The excess of the consideration transferred over the fair value of the net tangible and identifiable intangible assets is reflected as goodwill. The preliminary allocation of the total consideration paid to the fair value of the assets acquired and liabilities assumed as of January 1, 2019 is as follows:

Accounts Receivable	$3,533,921
Inventories	5,399,477
Production and maintenance supplies (included in other current assets)	605,613
Equipment	2,100,000
Customer list intangible	1,500,000
Goodwill	16,826,345
Earn-out liability	(5,731,900)
Other liabilities assumed	(1,496,602)
$22,736,854

Pro Forma Adjustments and Assumptions

(1)	Represents additional lease expense associated with the building and land lease in Troutman and Statesville, North Carolina
(2)	Represents the elimination of American Stainless' historical accounts that will not recur in purchase accounting
(3)	Represents additional depreciation expense as a result of adjusting the equipment to fair value
(4)	Represents the contingent consideration liability to sellers and resultant projected adjustments
(5)	Represents the additional borrowings associated with the acquisition of American Stainless and resulting operational activities
(6)	Represents additional interest expense associated with the additional borrowings
(7)	Represents the recognition of goodwill and customer list intangible associated with the acquisition
(8)	Represents amortization of customer list intangible
(9)	Represents the elimination of Synalloy's acquisition costs
(10)	Represents adjustment of income tax expense/payable based upon American Stainless' addition to the consolidated Synalloy tax provision calculation
(11)	Represents the adjustment to fair value for the inventory and equipment purchased, as well as an adjustment for property not purchased
(12)	Represents impact on net income as a result of pro forma adjustments recognized
(13)	Represents the difference between American Stainless' reported accounts receivable/payable and accounts receivable/payable actually purchased
(14)	Represents the reclassification of supplies inventory to align with the Company's current classification
(15)	Represents the impact on retained earnings as a result of pro forma adjustments recognized
(16)	Represents the elimination of assets that were not assumed as part of the acquisition

Reclassifications

Certain American Stainless accounts for the year ended December 31, 2018 have been reclassified to conform to the Company's presentation in the accompanying pro forma condensed combined consolidated statements of operations. These reclassifications had no material effect on previously reported results of operations or invested equity.